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                                                                     EXHIBIT 5.1

                                  April 2, 2003


Epicor Software Corporation
195 Technology Drive
Irvine, California  92618-2402

      RE:   REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

      We are acting as counsel to Epicor Software Corporation, a Delaware corporation (the "Company") and have examined the Company's registration statement on Form S-3 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission on or about April 2, 2003 in connection with the registration for resale under the Securities Act of 1933, as amended, of an aggregate of 3,617,350 shares of common stock, $0.001 par value per share (the "Shares"), all of which are authorized and will be issued to the selling stockholders identified in the Registration Statement (the "Selling Stockholders") upon the conversion of 61,735 shares of the Company's Series C Preferred Stock and 300,000 shares of the Company's Series D Preferred Stock. The Shares are to be offered by the Selling Stockholders for sale to the public as described in the Registration Statement. As your legal counsel in connection with this transaction, we have examined the proceedings taken and proposed to be taken in connection with the sale of the Shares.

      It is our opinion that upon conclusion of the proceedings being taken or contemplated by us, as your counsel, to be taken prior to the issuance of the Shares, the Shares, when issued in the manner described in the Registration Statement and in accordance with the Company's Second Restated Certificate of Incorporation, as amended, including the Certificate of Designation of Preferences of Series C Preferred Stock and Certificate of Designation of Preferences of Series D Preferred Stock, will be legally and validly issued, fully paid and non-assessable.

      We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.


                                          Sincerely,

                                          /s/ WILSON SONSINI GOODRICH & ROSATI
                                          Professional Corporation